TO BUSINESS EDITOR:

                  Spectrum Control Reports Third Quarter Profit

         Net Income up 66% and Customer Orders up 34% from a Year Ago;
                   Operating Margins Improve to 14% of Sales

                FAIRVIEW, Pa, Sept. 25 /PRNewswire-FirstCall/ --

                                  FlashResults
                          Spectrum Control, Inc. (SPEC)
                          (Numbers in Thousands, Except
                                 Per Share Data)

                3rd quarter ended            3rd quarter ended
                   8/31/2007        YTD          8/31/2006           YTD

    Sales           $35,418      101,863           33,232          90,676
    Net Income        3,081        7,950            1,852           3,871
    Average Shares   13,908       13,766           13,513          13,349
    EPS               $0.22        $0.58            $0.14           $0.29

    Spectrum Control, Inc. (Nasdaq: SPEC), a leading designer and manufacturer of electronic control products and systems, today reported results for the third quarter and nine months ended August 31, 2007.

    For the third quarter of fiscal 2007, the Company reported net income of $3.1 million or 23 cents per share ( 22 cents diluted ) on sales of $35.4 million, compared to net income of $1.9 million or 14 cents per share on sales of $33.2 million for the same period last year. For the first nine months of fiscal 2007, the Company had net income of $7.9 million or 60 cents per share ( 58 cents diluted ) on sales of $101.9 million. For the comparable period of 2006, the Company had net income of $3.9 million or 30 cents per share ( 29 cents diluted ) on sales of $90.7 million.

    Dick Southworth, the Company's President and Chief Executive Officer, commented, "With the successful ramp-up of our State College ceramic operations, our ceramic component costs have decreased significantly. Driven by these lower costs, our income from operations improved to 14% of sales in the current quarter, and earnings grew by 66% over the prior year period, while our net income rose to 8.7% of sales. For the first nine months of fiscal 2007, our net income has more than doubled from the first nine months of 2006. With third quarter customer orders up 34% from a year ago, and production efficiencies continuing to improve, we expect to finish fiscal 2007 and enter 2008 with strong momentum."

    Third Quarter Highlights:

    -- Total sales were $35.4 million in the current quarter, up 7% from the same period a year ago, primarily due to increased shipments of our custom position sensors and the successful integration of our recent business acquisitions.
    -- Gross margin was 28.5% of sales, compared to 22.5% in the third quarter of 2006, reflecting the benefits generated by our State College ceramic manufacturing operations.
    -- Operating margin was 14.0% of sales, compared to 9.2% a year ago and
       13.4% in the second quarter of fiscal 2007.
    -- Diluted earnings per share rose 57% from the same quarter of 2006. -- Net cash flow from operating activities in the quarter reached $5.0 million, which allowed us to reduce our short-term bank borrowings by $4.0 million and fund capital expenditures of nearly $1.0 million during the current quarter.
    -- Total customer orders received in the third quarter of fiscal 2007 were $37.0 million, up $9.4 million or 34% from a year ago, and up $1.6 million sequentially from the second quarter of this year.

    Business Segment Discussion

    Our operations are currently conducted in four reportable segments: signal and power integrity components; microwave components and systems; power management systems; and sensors and controls.

    Our Signal and Power Integrity Components Business designs and manufactures a broad range of products including low pass electromagnetic interference ("EMI") filters, filter plates, filtered connectors, circular connectors, specialty ceramic capacitors, power entry modules, power line filters, antennas, and numerous value-added assemblies. Sales of signal and power integrity components were relatively stable in the current period, with sales of $15.5 million in the current quarter and $15.6 million in the comparable quarter a year ago. However, with our State College ceramic operations lowering material costs and improving productivity, operating margins for this segment continued to significantly improve. For the first nine months of fiscal 2007, sales of these products rose 9% to $45.6 million, versus $42.0 million for the comparable period of fiscal 2006.

    Our Microwave Components and Systems Business designs and manufactures microwave filters, amplifiers, frequency mixers, oscillators, synthesizers, multiple channel filter banks, and related products and integrated assemblies. Including current period product sales of $1.2 million related to our acquisition earlier this year of EMF Systems, sales for this business segment totaled $12.6 million in the current quarter, substantially unchanged from the same period a year ago. For the first nine months of fiscal 2007, sales were $35.5 million, down 3% from the comparable 2006 period, as certain major military / defense programs have gone through a normal transition period of renewal or replacement. Recently, however, demand for our microwave products has once again begun to grow. Customer orders received in the current quarter amounted to $16.0 million, up 66% from the same period a year ago and sequentially up 38% from the preceding quarter this year. Currently, we expect our microwave product shipments to resume their historical positive growth rate early in fiscal 2008.

    Our Sensors and Controls Business designs and manufactures rotary and linear precision potentiometers, temperature sensing probes, thermistors, resistance detector sensors, and related assemblies. Sales of our sensors and controls were $ 5.4 million in the current quarter, an increase of $2.3 million or 73% from the third quarter of fiscal 2006. Of this increase, $1.2 million relates to our acquisition of Advanced Thermal Products (ATP) in July of last year, with the additional current quarter growth reflecting increased shipments of our custom position sensors and related assemblies. These products are used in various commercial, aerospace and military markets, with major applications in medical and meteorological instruments, aircraft flap position actuators, and military vehicles. For the first nine months of fiscal 2007, sales of our sensors and controls were $15.5 million, up $8.7 million or 126% from the comparable period last year. With $5.9 million of this increase generated by our acquisition of ATP, our current year sensors and controls product shipments reflect organic growth of $2.8 million or 41% over the same period last year.

    Our Power Management Systems Business designs and manufactures power distribution units, breaker and fuse interface panels, custom power outlet strips, and our Smart Start power management systems. Sales for these products amounted to $1.8 million in the third quarter of fiscal 2007, up 5% from the same period last year. For the first nine months of fiscal 2007, sales were $5.3 million, an increase of 3% from a year ago. We continue to be optimistic about the long-term growth potential of our advanced power management systems, which are used in various infrastructure equipment including long-haul optical switching gear, air traffic control, and voice-over-internet (VoIP).

    Current Business Outlook

    Mr. Southworth continued, "Based on our current assessment of customer demand and our existing customer order backlog, we presently anticipate our 2007 fourth quarter sales to be $35.5 to $36.5 million. Based on this shipment level, we expect our 2007 fourth quarter earnings to be 24 to 26 cents per share, which would represent an increase of approximately 60% from the comparable period of 2006. On a longer-term basis, our strategy remains unchanged. We will continue to diversify our end markets, leverage our business infrastructure, and provide an increasing array of value-added products and solutions to our customers. With this strategy, we believe our Company is well-positioned for dynamic growth and continued enhancement of shareholder value."

    Forward-Looking Information

    This press release contains statements that are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict.

     Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the Company's Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

    Simultaneous Webcast and Teleconference Replay

    Spectrum Control, Inc. will host a teleconference to discuss its third quarter results on Tuesday, September 25, 2007, at 4:45 p.m., Eastern Time. Internet users will be able to access a simultaneous webcast of the teleconference at www.spectrumcontrol.com or www.vcall.com. A taped replay of the call will be available through September 26, 2007 at 877-660-6853, access account 286, conference 254804, or for 30 days over the Internet at the Company's website.

    About Spectrum Control

    Spectrum Control, Inc. designs and manufacturers a wide range of components and systems used to condition, regulate, transmit, receive, or govern electronic performance. The Company's largest markets are military and communications equipment, with applications in secure communications, smart weapons and munitions, countermeasures for improvised explosive devices, missile defense systems, wireless base stations, broadband switching gear, and global positioning systems, For more information about Spectrum Control and its products, please visit the Company's website at www.spectrumcontrol.com.

                     Spectrum Control, Inc. and Subsidiaries
                      Condensed Consolidated Balance Sheets
                                   (Unaudited)

                          (Dollar Amounts in Thousands)

                                                August 31,        November 30,
                                                   2007               2006
    Assets

    Current assets
      Cash and cash equivalents                   $4,140             $3,501
      Accounts receivable, net
        Trade                                     25,422             22,676
        Insurance recovery                             -              1,500
      Inventories                                 24,372             21,754
      Deferred income taxes                        1,253              1,253
      Prepaid expenses and other current assets    1,427              1,778

          Total current assets                    56,614             52,462

    Property, plant and equipment, net            24,446             24,236

    Noncurrent assets
      Goodwill                                    35,669             34,508
      Other                                        7,274              8,001

          Total assets                          $124,003           $119,207

    Liabilities and Stockholders' Equity

    Current liabilities
      Short-term debt                             $3,000             $9,000
      Accounts payable                             6,479              7,227
      Income taxes payable                         1,036                 71
      Accrued liabilities                          5,021              4,061
      Current portion of long-term debt               95                295

          Total current liabilities               15,631             20,654

    Long-term debt                                 1,047              1,131
    Other liabilities                              1,442              2,013
    Deferred income taxes                          8,138              6,810

    Stockholders' equity                          97,745             88,599

          Total liabilities and
           stockholders' equity                 $124,003           $119,207

                     Spectrum Control, Inc. and Subsidiaries
                   Condensed Consolidated Statements of Income
                                   (Unaudited)

                  (Amounts in Thousands Except Per Share Data)

                                        Three Months Ended  Nine Months Ended
                                            August 31,         August 31,

                                          2007     2006      2007     2006

    Net sales                           $35,418  $33,232  $101,863  $90,676

    Cost of products sold                25,320   25,749    74,830   70,163

    Gross margin                         10,098    7,483    27,033   20,513

    Selling, general and
     administrative expense               5,131    4,420    14,207   14,273

    Income from operations                4,967    3,063    12,826    6,240

    Other income (expense)
      Interest expense                     (127)    (166)     (453)    (305)
      Other income and expense, net          48       30       244      210
                                            (79)    (136)     (209)     (95)

    Income before provision
     for income taxes                     4,888    2,927    12,617    6,145

    Provision for income taxes            1,807    1,075     4,667    2,274

    Net income                           $3,081   $1,852    $7,950   $3,871

    Earnings per common share:
      Basic                               $0.23    $0.14     $0.60    $0.30
      Diluted                             $0.22    $0.14     $0.58    $0.29

    Average number of common
     shares outstanding :
      Basic                              13,411   13,159    13,336   13,105
      Diluted                            13,908   13,513    13,766   13,349

                     Spectrum Control, Inc. and Subsidiaries
                             Selected Financial Data
                                   (Unaudited)

                                    Three Months Ended    Nine Months Ended
                                        August 31,            August 31,

                                     2007       2006       2007       2006
    Selected Financial Data,
     as a Percentage of Net
     Sales:

      Net sales                      100.0%     100.0%     100.0%     100.0%
      Cost of products sold           71.5       77.5       73.5       77.4
      Gross margin                    28.5       22.5       26.5       22.6
      Selling, general and
       administrative expense         14.5       13.3       13.9       15.7
      Income from operations          14.0        9.2       12.6        6.9
      Other income (expense)
        Interest expense              (0.3)      (0.5)      (0.4)      (0.3)
        Other income and
         expense, net                  0.1        0.1        0.2        0.2
      Income before provision
       for income taxes               13.8        8.8       12.4        6.8
      Provision for income taxes       5.1        3.2        4.6        2.5
      Net income                       8.7%       5.6%       7.8%       4.3%

    Selected Operating Segment Data:
    (Dollar Amounts in Thousands)

    Signal and power integrity
      components:
        Customer orders received   $14,337    $13,626    $44,145    $46,042
        Net sales                   15,538     15,632     45,592     42,003

      Microwave components and
       systems:
        Customer orders received    16,016      9,631     40,401     31,582
        Net sales                   12,641     12,732     35,454     36,650

      Power management systems:
        Customer orders received     1,974      1,149      5,770      4,596
        Net sales                    1,836      1,743      5,269      5,136

      Sensors and controls:
        Customer orders received     4,719      3,257     16,195      8,398
        Net sales                    5,403      3,125     15,548      6,887